UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED: January 21, 2016

AXION POWER INTERNATIONAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-22573	65-0774638
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3601 Clover Lane

New Castle, PA 16105

(Address of principal executive offices)

(724) 654-9300

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02  Resignation of a Director and an Officer; Appointment of an Officer and of a Director

Effective January 31, 2016, D. Walker Wainwright shall resign as a director of Axion Power International, Inc. (the “Company”) for personal reasons. Effective February 1, 2016, Donald Farley shall resign from Interim CEO responsibilities for the Company but shall remain as its Chairman and a Director.

Effective February 1, 2016, Richard Bogan, one of the Company’s directors, shall become its Chief Executive Officer. Concurrently, Mr. Bogan shall resign from the Company's Audit Committee. He will initially be paid a monthly fee of $20,000, and it is anticipated that a full executive employment agreement shall be negotiated with the Company and effected on or before June 1, 2016.

Effective February 1, 2016, the Board of Directors of Axion Power International, Inc. (the “Company”) has appointed Robert A. Maruszewski as a director to take the seat vacated by Mr. Wainwright. Mr. Maruszewski’s appointment will serve until the formal shareholder election for board members to be held at the Company’s 2018 Annual Meeting.

Robert A. Maruszewski, 52, is the cofounder and Managing Partner of Key Bridge Partners, a middle-market private equity firm (of which Richard Bogan serves as an uncompensated operating partner and advisor), a position which he has held since 2005. He has over 30 years of operating experience in general management, marketing, and strategy, with 8 years of his career in Europe. Mr. Maruszewski is currently President of Duvinage LLC, a custom metal stair manufacturer in the Key Bridge portfolio. He also provides corporate oversight to U.S. Para Plate, LLC, a specialty valve manufacturer. From 1990 to 2004, Mr. Maruszewski held various management positions at Emerson Electric Co. (NYSE: EMR) in four divisions ranging from $30M to $300M with responsibilities across five continents. Mr. Maruszewski holds a BS from the University of Dayton and an MBA with honors from Georgetown University.

The Company has determined that Mr. Maruszewski should serve as a director due to his background in manufacturing and operations and as a management level employee of other public and private companies.

Mr. Maruszewski will receive an initial grant of stock options and shall be paid Board fees pursuant to stated Company guidelines.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Axion Power International, Inc. has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: January 27, 2016

Axion Power International, Inc.

By:	/s/ Donald Farley
Donald Farley
Chairman